Exhibit 3.1
NACCO INDUSTRIES, INC.
a Delaware corporation
Text of Amended Section 1 and Section 2
of Article V of the Amended
and Restated Bylaws of
NACCO Industries, Inc.
(Amended as of May 14, 2008)
ARTICLE V
STOCK
     SECTION 1. Certificates. Certificates, in such form as may be determined from time to time by the Board of Directors, representing shares to which stockholders are entitled will be delivered to each stockholder, provided that the Board of Directors may provide by resolution or resolutions that some or all of any of the classes or series of the Corporation’s stock shall be uncertificated shares. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of the Corporation’s stock theretofore represented by certificates, every holder of uncertificated shares, upon request by such holder, and, at the election of the Corporation, any shares subject to transfer restrictions or otherwise shall be entitled to have a certificate for shares of the Corporation’s stock. Any certificates of stock shall be signed by the Chairman or the President or a Vice President and by the Treasurer or an assistant treasurer or the Secretary or an assistant secretary of the Corporation, representing the number of shares in the Corporation registered in such stockholder’s name. Such certificates may also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Corporation. Any or all the signatures on the certificates may be a facsimile. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered.
     SECTION 2. Transfer Agent and Registrar. The Board may appoint one or more transfer agents and one or more registrars and may require all certificates for shares, if any, to bear the manual or facsimile signature or signatures of any of them. Any such transfer agent and registrar shall transfer stock in accordance with its customary transfer procedures and in accordance with applicable laws, regulations and these Bylaws.